EXHIBIT 21

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Domestic
400 Professional LLC	Delaware
Cangene bioPharma, LLC	Maryland
Emergent Commercial Operations Frederick Inc.	Maryland
Emergent Biodefense Operations Lansing LLC	Delaware
Emergent Europe Inc.	Delaware
Emergent International Inc.	Delaware
Emergent Manufacturing Operations Baltimore LLC	Delaware
Emergent Product Development Gaithersburg Inc.	Delaware
Emergent Protective Products USA Inc.	Delaware
Emergent Virology LLC	Delaware
PaxVax Inc.	Delaware
Adapt Pharma Inc.	Delaware

International
3579299 Manitoba Ltd.	Manitoba
Adapt Pharma Limited	Ireland
Adapt Pharma Canada Ltd.	British Columbia
Adapt Pharma Operations Limited	Ireland
Emergent Acquisition Limited	Ireland
Emergent BioSolutions Canada Inc. (f/k/a Cangene Corporation)	Ontario
Emergent BioSolutions Malaysia SDN. BHD.	Malaysia
Emergent BioSolutions Portugal, LDA	Portugal
Emergent Countermeasures International Ltd.	England
Emergent Global Health Foundation Limited	England
Emergent Italy S.r.l.	Italy
Emergent Netherlands B.V.	Netherlands
Emergent Product Development Germany GmbH	Germany
Emergent Product Development UK Limited	England
Emergent Sales and Marketing Australia Pty Ltd.	Australia
Emergent Sales and Marketing France S.A.S.	France
Emergent Sales and Marketing Germany GmbH	Germany
Emergent Sales and Marketing Singapore Pte. Ltd.	Singapore
PaxVax Ltd.	England
PaxVax AUS Pty. Ltd.	Australia
PaxVax Bermuda Ltd.	Bermuda
PaxVax Berna GmbH	Switzerland
PaxVax Holding Company, Ltd.	Cayman Islands
PaxVax Spain, S.L.	Spain